Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-141301

PROSPECTUS

$499,999,000

Offer to Exchange

All Outstanding 5.819% Senior Notes due 2017

for

5.819% Senior Notes due 2017

of

ConAgra Foods, Inc.

This Exchange Offer Will Expire at 5:00 p.m.,

New York City Time, on June 21, 2007

The Exchange Notes

•

The terms of the 5.819% Senior Notes due 2017 to be issued, which we refer to as the exchange notes, are substantially identical to the outstanding 5.819% Senior Notes due 2017, which we refer to as the outstanding notes, that were issued on December 21, 2006, except for transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes that will not apply to the exchange notes.

•	Interest on the exchange notes accrues at the rate of 5.819% per year, payable on June 15 and December 15 of each year, with the first payment on December 15, 2007.

•	The exchange notes will not be guaranteed by any of our subsidiaries.

•

The exchange notes will be our senior unsecured obligations and will rank senior in right of payment to all of our existing and future senior subordinated debt and existing and future subordinated obligations and equally with any of our existing and future senior unsecured debt.

•	We do not intend to list the exchange notes on any securities exchange or to arrange for quotation through any automated trading system.

Material Terms of the Exchange Offer

•	Expires at 5:00 p.m., New York City time, on June 21, 2007, unless the offer is extended. We refer to such date and time, as it may be extended, as the expiration date.

•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount at maturity of exchange notes that are registered under the Securities Act.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

•	The exchange offer is not subject to any condition other than that it must not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	We will not receive any cash proceeds from the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

Please consider carefully the “ Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer, nor have any of these authorities determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2007.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates or refers to important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that are filed by us without charge upon your written or oral request. You may also obtain the documents incorporated by reference into this prospectus, other than certain exhibits to those documents, by accessing the SEC’s website maintained at www.sec.gov.

In addition, our SEC filings are available to the public on our website, www.conagrafoods.com. Information contained on or accessible through our website or the website of any other person is not incorporated by reference into this prospectus, and you should not consider information contained on or accessible through those websites as part of this prospectus.

We will provide you with copies of this information, without charge, if you request them in writing or by telephone from:

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102

Attention: Corporate Secretary

Telephone: (402) 595-4000

If you would like to request copies of these documents, please do so by June 14, 2007 in order to receive them before the expiration of the exchange offer. For additional information, see “Where You Can Find More Information” and “Documents Incorporated by Reference.”

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or, in the case of information incorporated by reference, its date.

In making an investment decision, you must rely on your own examination of us and the terms of the exchange offer, including the merits and risks involved. You should not construe anything in this prospectus as legal, business or tax advice. You should consult your own advisors as needed to make your investment decision and to determine whether you are legally permitted to participate in the exchange offer under applicable laws and regulations.

None of ConAgra Foods, the exchange agent or any affiliate of any of them makes any recommendation as to whether or not holders of outstanding notes should exchange their outstanding notes for exchange notes in response to the exchange offer.

i

SUMMARY

The following summary highlights selected information included or incorporated by reference in this prospectus and may not contain all of the information that is important to you. This prospectus includes the basic terms of the exchange offer and the exchange notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety, including the documents incorporated by reference. Unless the context otherwise requires, references in this prospectus to “ConAgra Foods,” “we,” “our,” “ours” and “us” refer to ConAgra Foods, Inc. and its consolidated subsidiaries.

We are a leading packaged food company serving a wide variety of food customers, including consumer grocery retailers, restaurants and other foodservice establishments. We report our operations in four reporting segments: Consumer Foods; Food and Ingredients; Trading and Merchandising; and International Foods.

Our Consumer Foods segment includes branded, private label and customized food products that are sold in various retail and foodservice channels. Our Consumer Foods segment’s products include a variety of categories (meals, entrees, condiments, sides, snacks and desserts) across frozen, refrigerated and shelf-stable temperature classes. Major brands include Chef Boyardee®, Marie Callender’s®, Healthy Choice®, Orville Redenbacher’s®, Slim Jim®, Hebrew National®, Kid Cuisine®, Reddi-Wip®, VanCamp®, Libby’s®, LaChoy®, The Max®, Manwich®, David’s®, Ro*Tel®, Angela Mia®, Hunt’s®, Wesson®, Act II®, Snack Pack®, Swiss Miss®, Pam®, Egg Beaters®, Blue Bonnet®, Parkay®, and Rosarita®.

Our Food and Ingredients segment includes commercially branded foods and ingredients that are sold principally to foodservice, food manufacturing and industrial customers. Our Food and Ingredients segment’s primary products include specialty potato products, milled grain ingredients, dehydrated vegetables and seasonings, blends and flavors which are sold under names such as ConAgra Mills®, Lamb Weston®, Gilroy Foods®, and Spicetec® to food processors.

Our Trading and Merchandising segment includes the sourcing, merchandising, trading, marketing and distribution of agricultural and energy commodities.

Our International Foods segment includes branded food products that are sold principally in retail channels in North America, Europe and Asia. Our International Foods segment’s products include a variety of categories (meals, entrees, condiments, sides, snacks and desserts) across frozen, refrigerated and shelf-stable temperature classes. Major brands include Orville Redenbacher’s®, Act II®, Snack Pack®, Chef Boyardee®, Hunt’s®, and Pam®.

We are in the process of implementing operational improvement initiatives that are intended to generate profitable sales growth, improve profit margins, and expand returns on capital over time. Various improvement initiatives focused on marketing, operating efficiency, and business processes have been underway for several years. Senior leadership changes during fiscal 2006 resulted in new priorities and increased focus on execution. Our strategies currently include: reducing costs throughout the supply chain and the general and administrative functions; increased and more focused marketing and innovation investments; and sales improvement initiatives focused on penetrating the fastest growing channels, better return on customer trade arrangements, and optimal shelf placement for our most profitable products. Also, over the last several quarters, we have refocused our portfolio by divesting several operations we deemed non-core, including packaged meats, ham, seafood, and cheese. Our ongoing cost-savings programs are partly intended to reduce overhead costs previously associated with divested businesses.

* * * *

We were incorporated as a Delaware corporation in 1919. Our principal executive offices are located at One ConAgra Drive, Omaha, NE 68102-5094, and our main telephone number is (402) 595-4000.

Background

On December 21, 2006, we consummated our offer to exchange up to $500,000,000 aggregate principal amount of our 9.75% Notes due 2021 and our 6.75% Notes due 2011, which we refer to collectively as the old notes, for new 5.819% Senior Notes due 2017, which we refer to as the outstanding notes. We sometimes refer to the offer to exchange the old notes for outstanding notes as the previous exchange offer. Pursuant to the previous exchange offer, we issued $499,999,000 aggregate principal amount of outstanding notes. In connection with the previous exchange offer, we entered into a registration rights agreement with the dealer managers of the previous exchange offer. Under the registration rights agreement, we agreed, for the benefit of the holders of the outstanding notes, at our cost to use our commercially reasonable efforts to, among other things:

•

file, no later than 90 days after the settlement date of the previous exchange offer, a registration statement with the SEC, with respect to a registered offer, which we refer to as the exchange offer, to exchange the outstanding notes for exchange notes, which will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain transfer restrictions or be subject to registration rights or additional interest provisions;

•	cause the registration statement to be declared effective within 225 days after the settlement date of the previous exchange offer; and

•	complete the exchange offer within 270 days after the settlement date of the previous exchange offer.

A copy of the registration rights agreement is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

Summary of the Exchange Offer

Securities Offered	5.819% Senior Notes due June 15, 2017.

The Exchange Offer

We are offering to exchange up to $499,999,000 aggregate principal amount of our exchange notes, which have been registered under the Securities Act, in exchange for up to $499,999,000 aggregate principal amount of our outstanding notes. You have the right to exchange your outstanding notes for exchange notes with substantially identical terms.

In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes promptly after the expiration of the exchange offer. You may tender your outstanding notes for exchange by following the procedures described under the heading “The Exchange Offer — Procedures for Tendering Outstanding Notes.”

Purpose of the Exchange Offer

The purpose of the exchange offer is to satisfy our obligations under the registration rights agreement. After the exchange offer is complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any outstanding notes that you do not exchange or to pay you the additional interest we agreed to pay to holders of outstanding notes if we failed to timely commence and complete the exchange offer.

Conditions of the Exchange Offer

The exchange offer is subject to specified conditions described under the caption “The Exchange Offer — Conditions,” some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

Extensions; Amendments	We reserve the right, subject to applicable law, at any time and from time to time, but before the expiration of the exchange offer:

•

to extend the expiration date of the exchange offer and retain all outstanding notes tendered pursuant to the exchange offer subject to the right of tendering holders to withdraw their tender of outstanding notes;

•	to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted, if one or more specified conditions occur; and/or

•	to waive any condition or amend the terms of the exchange offer in any manner.

See “The Exchange Offer — Expiration Date; Extensions; Amendments” for more information.

Denomination on New Notes	Exchange notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Tenders; Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on June 21, 2007, unless we extend the exchange offer. We will extend the exchange offer as required by applicable law, and may choose to extend the exchange offer in our sole discretion. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer — Procedures for Tendering Outstanding Notes” for a more complete description of the tender provisions.

Withdrawal Rights

You may withdraw tenders of outstanding notes at any time prior to the expiration date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer — Withdrawal of Tenders.”

Settlement Date	The settlement date of the exchange offer will be promptly after the expiration date, which is expected to be the third business day following the expiration date.

Certain U.S. Federal Tax Consequences

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable disposition of outstanding notes for U.S. federal income tax purposes. For additional information, see “Certain U.S. Federal Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer and your outstanding notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee through The Depository Trust Company, which we refer to as DTC, you may do so through DTC’s automated tender offer program, or ATOP. By participating through ATOP in the exchange offer, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

If your outstanding notes are registered in your name, you must deliver the certificates representing your outstanding notes, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to the exchange agent, before the expiration of the exchange offer. See “The Exchange Offer — Procedures for Tendering Outstanding Notes.” In the alternative, you may comply with the guaranteed delivery procedures described under “The Exchange Offer — Guaranteed Delivery Procedures.”

Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information with respect to exchange offer procedures should be directed to the exchange agent. For additional information, see “The Exchange Offer — Exchange Agent.”

Special Procedures for Beneficial Owners

If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes pursuant to the exchange offer. For additional information, see “The Exchange Offer — Procedures for Tendering Outstanding Notes.”

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes, your outstanding notes will continue to be subject to the restrictions on transfer described in the outstanding notes. In general, outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the registration requirements of the federal securities laws and applicable state securities laws. See “Risk Factors — Risks Related to the Failure to Exchange.” Following the completion of the exchange offer, we will have no obligation to exchange outstanding notes for exchange notes.

Resales of Exchange Notes

We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without further compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

•	you are not an affiliate of ours within the meaning of Rule 405 under the Securities Act;

•	you are not a broker-dealer who exchanged old notes acquired directly from us for your own account for outstanding notes in the previous exchange offer;

•	the exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution, within the meaning of the Securities Act, of the exchange notes; and

•	you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Our belief is based on interpretations by the Staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The Staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

In addition, in connection with any resales of the exchange notes, any broker-dealer that acquired exchange notes for its own account as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. See “The Exchange Offer — Resale of the Exchange Notes” and “Plan of Distribution.”

Dissenters’ Rights of Appraisal	Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Exchange Agent

The exchange agent for the exchange offer is The Bank of New York. The address, telephone number and facsimile number of the exchange agent are set forth in the “The Exchange Offer — Exchange Agent” and in the letter of transmittal.

For additional information, see “The Exchange Offer,” which includes more detailed information concerning the exchange offer.

The Exchange Notes

Exchange Notes	The terms of the outstanding notes and the exchange notes are identical in all material respects, except the exchange notes offered in the exchange offer:

•	will have been registered under the Securities Act;

•	will not have transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not have rights relating to the payment of additional interest to holders of outstanding notes if we fail to timely commence and complete the exchange offer.

A brief description of the exchange notes is set forth below. For additional information regarding the exchange notes, see “Description of Notes.”

Maturity	June 15, 2017.

Interest Rate

The exchange notes will bear interest at a rate of 5.819% per annum. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange therefor or, if no interest has been paid on the outstanding notes, from the date of their original issuance, which was December 21, 2006.

Interest Payment Dates	Interest will be payable semi-annually on June 15 and December 15, beginning on December 15, 2007.

Ranking

The exchange notes will be senior unsecured obligations of ConAgra Foods, Inc. and will rank pari passu with all existing and future unsecured and unsubordinated indebtedness of ConAgra Foods, Inc. The exchange notes will be effectively subordinated to any indebtedness of our subsidiaries and will be junior to our secured debt.

Optional Redemption	We may redeem the exchange notes prior to maturity, in whole or in part, as described in this prospectus. See “Description of Notes.”

Covenants

The indenture governing the exchange notes provides for certain limitations on our ability and the ability of certain of our subsidiaries to (a) incur indebtedness secured by a lien on any principal property or on the capital stock of any principal subsidiaries and (b) enter into sale and leaseback transactions. For more information, see “Description of Notes — Certain Covenants.”

Delivery and Form

The exchange notes will be issued only in the form of one or more global notes. See “Description of Notes — Book-Entry; Delivery and Form.” The global note will be deposited with DTC for credit to the account of a direct or indirect participant of DTC. Investors in the global note who are participants in DTC may hold their interests in the global note directly through DTC. Investors in the global note who are not participants in DTC may hold their interests indirectly through organizations that are participants in DTC. Interests in the global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants, including Euroclear and Clearstream.

Except as set forth under “Description of Notes — Book-Entry; Delivery and Form,” holders of the exchange notes will not be entitled to receive physical delivery of definitive exchange notes or to have exchange notes issued and registered in their names and will not be considered the record owners or holders of the exchange notes under the indenture governing the exchange notes. Interests in the global note will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Listing	We do not intend to list the exchange notes on any securities exchange or to arrange for quotation through any automated trading system.

Risk Factors

See “Risk Factors” beginning on page 10 for a discussion of factors that should be considered by holders of outstanding notes before tendering their outstanding notes in the exchange offer.

Summary Historical Consolidated Financial Data

The following tables set forth our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical consolidated financial and other data as of and for the year ended May 28, 2006 are derived from our consolidated financial statements for such period, which have been audited by KPMG LLP, an independent registered public accounting firm. The summary historical consolidated financial statements and other data as of May 29, 2005 and for each of the fiscal years ended May 29, 2005 and May 30, 2004 are derived from our consolidated financial statements for such periods, which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. The historical unaudited consolidated financial data as of the thirty-nine week periods ended February 25, 2007 and February 26, 2006 were derived from our unaudited consolidated financial statements and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly our financial position, results of operations and cash flows at such dates and for such periods. The historical consolidated financial data are presented for informational purposes only and do not purport to project our financial position as of any future date or our results of operations for any future period. You should read the following summary historical consolidated financial information in conjunction with our consolidated financial statements and related notes and the information contained elsewhere or incorporated by reference in this prospectus.

(tabular $ in millions, except per share data)	Fiscal Years Ended					Thirty-Nine Weeks Ended[2]
	2002	2003[1]	2004	2005	2006	February 26, 2006	February 25, 2007
Net sales[3]	$18,457.4	$13,253.6	$10,794.3	$11,383.8	$11,482.0	$8,537.6	$8,695.7
Income from continuing operations before cumulative effect of changes in accounting[3]	$481.5	$545.8	$520.8	$558.7	$589.3	$533.1	$496.3
Net income	$771.7	$763.8	$811.3	$641.5	$533.8	$474.6	$572.6
Basic earnings per share:
Income from continuing operations before cumulative effect of changes in accounting[3]	$0.92	$1.03	$0.99	$1.08	$1.14	$1.03	$0.98
Net income	$1.45	$1.44	$1.54	$1.24	$1.03	$0.92	$1.13
Diluted earnings per share
Income from continuing operations before cumulative effect of changes in accounting[3]	$0.91	$1.03	$0.98	$1.07	$1.13	$1.02	$0.97
Net income	$1.45	$1.44	$1.53	$1.23	$1.03	$0.91	$1.12
Cash dividends declared per share of common stock	$0.9300	$0.9775	$1.0275	$1.0775	$0.9975	$0.8175	$0.5400

At end of period
Total assets	$15,705.1	$15,185.6	$14,310.5	$13,042.8	$11,970.4	$12,357.7	$12,280.6
Senior long-term debt (noncurrent)[3,4]	$4,973.7	$4,632.2	$4,878.4	$3,949.1	$2,754.8	$3,010.9	$3,235.8
Subordinated long-term debt (noncurrent)[3,4]	$752.1	$763.0	$402.3	$400.0	$400.0	$400.0	$200.0
Preferred securities of subsidiary company[4]	$175.0	$175.0	$—	$—	$—	$—	$—

[1]

During fiscal 2003, we divested our fresh beef and pork business (see Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended May 28, 2006, as updated by our Current Report on Form 8-K filed with the SEC on November 20, 2006, which are incorporated by reference into this prospectus).

[2]

Amounts for the thirty-nine weeks ending February 25, 2007 and February 26, 2006 reflect our change in method of accounting for advertising expense for interim periods such that all advertising expense is recognized as incurred rather than based on sales for the interim period as a proportion of estimated annual sales. The impact of the change in accounting methods was to increase advertising and promotion expense by approximately $7 million ($4 million after tax), or $0.01 per diluted share for the first three quarters of fiscal 2007. The impact on the first three quarters of fiscal 2006 was to increase advertising expense by approximately $14.5 million ($8.9 million after tax), or $0.02 per diluted share. There will be no impact on annual reporting periods.

[3]

Amounts exclude the impact of discontinued operations of the former Agricultural Products segment, the chicken business, the feed business in Spain, the poultry business in Portugal and the specialty meats foodservice business, the packaged meats and cheese businesses, the seafood business and the Cook’s Ham business.

[4]

2004 amounts reflect the adoption of FIN 46R, Consolidation of Variable Interest Entities, which resulted in increasing long-term debt by $419 million, increasing other noncurrent liabilities by $25 million, increasing property, plant and equipment by $221 million, increasing other assets by $46 million and decreasing preferred securities of subsidiary company by $175 million.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for each of the last five fiscal years and for the thirty-nine weeks ended February 25, 2007 are set forth below.

	Fiscal Years Ended					Thirty-Nine Weeks Ended
	2002	2003	2004	2005	2006	February 25, 2007
Ratio of earnings to fixed charges	2.4	2.9	3.0	3.5	3.6	4.0

RISK FACTORS

You should consider carefully the following risks and all of the information included in or incorporated by reference in this prospectus, including the risk factors identified in our Annual Report on Form 10-K for the year ended May 28, 2006 and other SEC filings, before tendering your outstanding notes for exchange in the exchange offer.

Risks Related to the Exchange Notes

An active trading market for the exchange notes may not develop.

There is no existing trading market for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through any automated dealer quotation system. Although the dealer managers for the previous exchange offer may make a market in the exchange notes after the completion of the exchange offer, they are not obligated to do so and may discontinue any such market-making activities at any time without notice. Even if a trading market for the exchange notes develops, the liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, the exchange notes.

In addition, if you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

We depend on cash flow of our subsidiaries to make payments on our securities.

ConAgra Foods, Inc. is in part a holding company. Our subsidiaries conduct a significant percentage of our consolidated operations and own a significant percentage of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depend in large part upon the cash flow of our subsidiaries and the payment of funds by the subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment of our debt securities or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. The exchange notes and the outstanding notes effectively rank junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise.

Risks Related to the Failure to Exchange

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer described in your outstanding notes. In general, the outstanding notes may not be offered or sold unless registered or exempt from registration under the federal securities laws, or in a transaction not subject to the registration requirements of the federal securities laws and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act. If a large number of outstanding notes are exchanged for exchange notes registered under the Securities Act, it may be more difficult for you to sell your outstanding notes because the trading market for such outstanding notes (if any) could be negatively affected due to the limited amount expected to remain outstanding following the completion of the exchange offer. In addition, if you do not exchange your outstanding notes in the exchange offer and the exchange offer is consummated, you will no longer be entitled to the registration rights provided under the registration rights agreement relating to the outstanding notes.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current views and assumptions of future events and financial performance. Words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” “may,” “will,” “could” and “should,” and variations of such words and other similar expressions, are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in or by such forward-looking statements. In addition to the factors described in this prospectus under “Risk Factors,” as well as in the documents incorporated by reference into this prospectus, important factors that could cause our actual results to differ materially from those in forward-looking statements include, among others:

•	future economic circumstances;

•	industry conditions;

•	availability and prices of raw materials;

•	product pricing;

•	competitive environment and related market conditions;

•	operating efficiencies;

•	the ultimate impact of our recent product recall;

•	our ability to execute our operating and restructuring plans; and

•	actions of governments and regulatory factors affecting our business.

The forward-looking statements in this prospectus and the documents incorporated by reference speak only as of the date of the document in which the forward-looking statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding notes. Any outstanding notes that are properly tendered and accepted for exchange pursuant to this exchange offer will be retired and cancelled.

CAPITALIZATION

The following information sets forth our consolidated capitalization as of February 25, 2007. You should read this along with the historical financial statements and accompanying notes that we included in our Current Report on Form 8-K filed with the SEC on November 20, 2006, and in our quarterly report on Form 10-Q for the period ended February 25, 2007, which are incorporated by reference into this prospectus. See “Where You Can Find More Information.”

February 25, 2007
(Dollars in millions)
Long-term debt, including current maturities	$3,456.8
Total stockholders’ equity	$4,665.9
Total capitalization	$8,122.7
Total long-term debt to total capitalization	42.6%

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the last five fiscal years and for the thirty-nine weeks ended February 25, 2007 are set forth below.

	Fiscal Years Ended					Thirty-Nine Weeks Ended
	2002	2003	2004	2005	2006	February 25, 2007
Ratio of earnings to fixed charges	2.4	2.9	3.0	3.5	3.6	4.0

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On December 21, 2006, we consummated the previous exchange offer and issued $499,999,000 aggregate principal amount of the outstanding notes. In connection with the previous exchange offer, we entered into a registration rights agreement with the dealer managers of the previous exchange offer. Under that agreement, we must, among other things, file with the SEC a registration statement under the Securities Act covering the exchange offer and use our commercially reasonable efforts to cause that registration statement to become effective under the Securities Act. Upon the effectiveness of that registration statement, we must offer each holder of the outstanding notes the opportunity to exchange its outstanding notes for an equal principal amount of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books, any other person who has obtained a properly executed bond power from a registered holder, or any person whose outstanding notes are held of record by DTC who desires to deliver such notes by book-entry transfer at DTC.

We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes under the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution, within the meaning of the Securities Act, of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes;

•	you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act; and

•	you are not limited by law or any policy of the SEC from participating in the exchange offer.

Resale of the Exchange Notes

Based on a previous interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are an affiliate of us, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in “— Purpose and Effect of the Exchange Offer” apply to you.

If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the Staff of the SEC as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume or indemnify you against this liability.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see “Plan of Distribution.” In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

Expiration Date; Extensions; Amendments

The expiration date is 5:00 p.m., New York City time, on June 21, 2007, unless we, in our sole discretion or if required by applicable law, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of the exchange offer or, upon the occurrence of particular events, terminate the exchange offer. The events that would cause us to terminate the exchange offer are set forth under “— Conditions.”

To extend the exchange offer, we must notify the exchange agent by oral (promptly confirmed in writing) or written notice before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.

We reserve the right:

•

to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions” are not satisfied by giving oral (promptly confirmed in writing) or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by notice of the delay to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during that extension period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

When all the conditions to the exchange offer have been satisfied or waived, we will accept, promptly after the expiration of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after the expiration date of the exchange offer. For additional information, see “— Conditions” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent.

In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws any previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned promptly after the expiration or termination of the exchange offer, or, in the case of the outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be credited to an account maintained with DTC, without expense to the tendering holder.

Conditions

Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes and may terminate the exchange offer before the acceptance of any outstanding notes for exchange and before the expiration of the exchange offer, if:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

•

the Staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•	any governmental approval or approval by holders of the outstanding notes has not been obtained if we, in our reasonable judgment, deem this approval necessary to proceed with the exchange offer.

If we determine that any of these conditions are not satisfied, we may:

•

refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with DTC, without expense to the tendering holder;

•

extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders who tendered the outstanding notes to withdraw their outstanding notes; or

•

waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the waiver and the manner of disclosure of the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.

Procedures for Tendering Outstanding Notes

To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent before the expiration date of the exchange offer. You may also tender your outstanding notes by means of DTC’s Automated Tender Offer Program, or ATOP, subject to the terms and procedures of that system. If delivery is made through ATOP, you must transmit any agent’s message to the exchange agent account at DTC. The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgement that you agree to be bound by the letter of transmittal and that we may enforce the letter of transmittal against you. In addition:

•	the exchange agent must receive certificates, if any, for the outstanding notes, along with the letter of transmittal;

•

the exchange agent must receive a timely confirmation of the transfer by book-entry of those outstanding notes before the expiration of the exchange offer, if the book-entry procedure is available, into the exchange agent’s account at DTC, as set forth in the procedure for book-entry transfer described below; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under “ — Exchange Agent” before the expiration of the exchange offer.

If you tender your outstanding notes and do not withdraw them before the expiration date of the exchange offer, you will be deemed to have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to ensure delivery to the exchange agent before the expiration date of the exchange offer. You should not send your letter of transmittal or outstanding notes to us. You may request your respective broker, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender its outstanding notes on the owner’s own behalf, that owner must, before completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner’s name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the related outstanding notes tendered are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, each of the following is deemed an eligible institution:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank having an office or correspondent in the United States;

•	a trust company having an office or correspondent in the United States; or

•	an eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless we waive such requirement.

We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we, nor the exchange agent, nor any other person will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under “ — Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding debt, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under “ — Resale of the Exchange Notes”; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

In all cases, issuance of exchange notes under the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder of the outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with DTC, without expense to the tendering holder of outstanding notes.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “ — Exchange Agent” before the expiration date of the exchange offer, unless the holder either (1) complies with the guaranteed delivery procedures described below or (2) sends an agent’s message through ATOP.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or complete the procedure for book-entry transfer prior to the expiration date, may effect a tender if:

•	the tender is made through an eligible institution;

•

before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration of the exchange offer, the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal or confirmation of book-entry transfer within three New York Stock Exchange trading days after the expiration date of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer. To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein or a properly transmitted “Request Message” through DTC’s ATOP system must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person who deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn;

•

other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

•	specify the name in which any outstanding notes are to be registered, if different from the name of the person who deposited the outstanding notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility of the notices, which determinations will be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes withdrawn are validly retendered.

Any outstanding notes that have been tendered but that are not accepted for exchange will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with DTC, without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “ — Procedures for Tendering Outstanding Notes” at any time prior to the expiration date of the exchange offer.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of outstanding notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the following address and telephone number:

The Bank of New York

By Registered or Certified Mail: The Bank of New York 101 Barclay Street, Floor 7E New York, NY 10286 Attn: Reorg Department	By Hand and Overnight Courier: The Bank of New York 101 Barclay Street, Floor 7E New York, NY 10286 Attn: Reorg Department

By Facsimile (for eligible institutions only): (212) 815-5704	Confirm by Telephone: (212) 815-5444

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with its services as exchange agent.

Delivery of the letter of transmittal to an address other than as set forth in the letter of transmittal or transmission of such letter of transmittal via facsimile other than as set forth in the letter of transmittal does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone, e-mail or in person by our officers and regular employees and by officers and regular employees of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

We estimate that our cash expenses in connection with the exchange offer will be approximately $150,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if:

•

certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.

If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Outstanding notes that are not exchanged for the exchange notes in the exchange offer will have only limited remaining rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, such outstanding notes may not be offered, sold, pledged or otherwise transferred except:

•	to us or any of our subsidiaries;

•

to a “Qualified Institutional Buyer” within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	under an exemption from registration under the Securities Act provided by Rule 144, if available;

•	under an exemption from registration under the Securities Act provided by Rule 904, if available; or

•	under an effective registration statement under the Securities Act,

and in each case, in accordance with all other applicable securities laws and the terms of the outstanding notes and the indenture governing the outstanding notes.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The costs of the exchange offer will be expensed as they are incurred.

No Appraisal or Dissenters’ Rights

In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture governing the outstanding notes. We intend to conduct the exchange offer in accordance with the registration rights agreement, the applicable requirements of the Exchange Act and the rules and regulations of the SEC related to exchange offers.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheadings “Redemption at Our Option” and “Certain Covenants — Certain Definitions Relating to Certain Covenants.”

We issued the outstanding notes, and the exchange notes will be issued, under an indenture, which we refer to as the Indenture, dated as of October 8, 1990, between us and The Bank of New York (as successor to JPMorgan Chase Bank, N.A. and The Chase Manhattan Bank (National Association)), which we refer to as the Trustee. All references in this section to “the notes” include the outstanding notes and the exchange notes, unless the context otherwise requires. The terms of the notes include those stated in the Indenture and the notes, as well as those made part of the Indenture by reference to the Trust Indenture Act of 1939.

Because this section is a summary, it does not describe every aspect of the Indenture or the notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture, and the notes. You should read the Indenture and the notes because they contain additional information and they, and not this description, define your rights as a holder of the notes. A copy of the Indenture and a form of the notes has been filed with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy.

Terms

The notes are our general unsecured and senior obligations. We will issue up to $499,999,000 aggregate principal amount of the exchange notes pursuant to the exchange offer. The notes will mature on June 15, 2017. The notes rank equally with all of our other unsecured and unsubordinated debt. The notes are effectively subordinated to any indebtedness of our subsidiaries and are junior to our secured debt.

The notes bear interest at a rate per annum equal to 5.819%. Interest on each note accrues from the last interest payment date on which interest was paid, or, if no interest has been paid, from the date of their original issuance, which was December 21, 2006.

Interest on the notes is payable semi-annually on June 15 and December 15, commencing on June 15, 2007 with respect to the outstanding notes and December 15, 2007 with respect to the exchange notes, to the persons in whose names such notes are registered at the close of business on the preceding June 1 or December 1, as the case may be.

The amount of interest payable on the notes is computed on the basis of a 360-day year of twelve 30-day months. In the event that any day on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of such delay), with the same force and effect as if made on such date.

The notes do not have the benefit of a sinking fund.

We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that any outstanding notes and the additional notes form a single series under the Indenture.

When we use the term “business day,” we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law or regulation to close.

Redemption at Our Option

The notes are redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus in each case accrued interest on the notes to be redeemed to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes being redeemed.

“Comparable Treasury Price” means, with respect to any redemption date,

•	the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

•	if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and their respective successors and any other primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) selected by us in addition to, or in substitution for, any of such firms; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Book-Entry Notes

DTC, New York, New York, which we refer to as the Depository or DTC, will be the depositary with respect to the notes. The outstanding notes have been, and the exchange notes will be, issued as global securities registered in the name of Cede & Co., the Depository’s partnership nominee, and deposited with the Depository. See “— Book-Entry; Delivery and Form” for further information.

Same-Day Settlement and Payment

All payments of principal and interest on the notes will be made by ConAgra Foods in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

Modification of the Indenture

The Indenture provides that we may enter into supplemental indentures with the Trustee without the consent of the holders of the notes to:

•	secure any notes;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of the notes;

•	cure any ambiguity or correct any inconsistency in the Indenture; and

•	evidence the acceptance of appointment by a successor trustee.

The Indenture also contains provisions permitting us and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of notes then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the notes, provided that we and the Trustee may not, without the consent of the holder affected thereby:

•	extend the final maturity of any notes;

•	reduce the principal amount of, or interest on, any notes;

•	reduce any amount payable upon redemption of the notes;

•	change the currency in which the principal amount or interest payable on any notes is payable;

•	impair the right to institute suit for the enforcement of any payment on any notes when due; or

•	reduce the above-stated percentage of outstanding notes the consent of the holders of which is required by this paragraph.

Consolidation, Merger, Conveyance or Transfer

We may, without the consent of the Trustee or the holders of the notes, consolidate or merge with, or sell or convey, including by lease, all or substantially all of our assets to any other person, provided that any successor corporation or the person that acquires such assets by sale or conveyance is a corporation or entity organized under the laws of the United States of America or any state thereof and that such successor corporation or entity expressly assumes all of our obligations under the Indenture and the notes and that certain other conditions are met. Following any such sale or conveyance, except in the case of a lease, we will be relieved of all obligations under the Indenture and the notes.

Certain Covenants

Limitations on Liens

We will not and we will not permit any Consolidated Subsidiary to issue, assume or guarantee any Indebtedness secured by a Lien upon or with respect to any Principal Property or on the capital stock of any Consolidated Subsidiary that owns any Principal Property unless:

•	we provide that the notes will be secured by such Lien equally and ratably with any and all other obligations and indebtedness secured thereby; or

•

the aggregate amount of all our Indebtedness and the Indebtedness of our Consolidated Subsidiaries, together with all Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time, with the exception of transactions which are not subject to the limitation described in “Limitations on Sale and Lease-Back Transactions” below, does not exceed 10% of Consolidated Net Tangible Assets, as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders.

This limitation on liens will not apply to:

•	any Lien existing on any Principal Property on October 8, 1990;

•	any Lien created by a Consolidated Subsidiary in our favor or in favor of any wholly-owned Consolidated Subsidiary;

•

any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary or at the time such corporation is merged or consolidated with or into us or a Consolidated Subsidiary and the Lien was not created in contemplation of the merger or consolidation;

•	any Lien on any asset which exists at the time of the acquisition of the asset and the Lien was not created in contemplation of the acquisition of the asset;

•

any Lien on any asset or improvement to an asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset, if such Lien attaches to such asset concurrently with or within 180 days after its acquisition or improvement and the principal amount of the Indebtedness secured by any such Lien, together with all other Indebtedness secured by a Lien in such property, does not exceed the purchase price of such property or the cost of such improvement;

•	any Lien incurred in connection with pollution control, industrial revenue or any similar financing;

•

any refinancing, extension, renewal or replacement of any of the Liens described under the heading Limitations on Liens if the principal amount of the Indebtedness secured thereby is not increased and is not secured by any additional assets; or

•

any Liens arising in the ordinary course of our business or the business of any Consolidated Subsidiary that do not secure Indebtedness and do not in the aggregate materially detract from the value of our assets or the assets of such Consolidated Subsidiary, as the case may be, or materially impair the use thereof, in the operation of our business or the Consolidated Subsidiary’s business.

Limitations on Sale and Lease-Back Transactions

Neither we nor any Consolidated Subsidiary may enter into any Sale and Lease-Back Transaction. Such limitation will not apply to any Sale and Lease-Back Transaction if:

•	the net proceeds to us or such Consolidated Subsidiary from the sale or transfer equals or exceeds the fair value, as determined by our board of directors, of the property so leased;

•	we or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased as described under the heading “Limitations on Liens” above; or

•

within 90 days of the effective date of any such Sale and Lease-Back Transaction, we apply an amount equal to the fair value, as determined by our board of directors, of the property so leased to the retirement of our Funded Indebtedness, other than Funded Indebtedness we were otherwise obligated to repay within such 90-day period.

Certain Definitions Relating to Certain Covenants

“Attributable Debt” means the present value, determined as set forth in the Indenture, of the obligation of a lessee for rental payments for the remaining term of any lease.

“Consolidated Net Tangible Assets” means the Net Tangible Assets of us and our Consolidated Subsidiaries consolidated in accordance with generally accepted accounting principles and as provided in the definition of Net Tangible Assets. In determining Consolidated Net Tangible Assets, minority interests in unconsolidated subsidiaries shall be included.

“Consolidated Subsidiary” and “Consolidated Subsidiaries” mean a subsidiary or subsidiaries the accounts of which are consolidated with ours in accordance with generally accepted accounting principles.

“Funded Indebtedness” means all Indebtedness of a corporation which would, in accordance with generally accepted accounting principles, be classified as funded indebtedness. Funded Indebtedness will also, in any event, include all Indebtedness, whether secured or unsecured, of a corporation which has a final maturity, or a maturity renewable or extendable at the option of the corporation, more than one year after the date as of which Funded Indebtedness is to be determined.

“Indebtedness” means any and all of the obligations of a corporation for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of the corporation as a liability as of the date of which Indebtedness is to be determined.

“Lien” means any mortgage, pledge, security interest or other lien or encumbrance.

“Net Tangible Assets” means the total amount of assets of a corporation, both real and personal, less the sum of:

•

all reserves for depletion, depreciation, obsolescence and/or amortization of such corporation’s property as shown by the books of such corporation, other than general contingency reserves, reserves representing mere appropriations of surplus and reserves to the extent related to intangible assets which are excluded in calculating Net Tangible Assets; and

•

all Indebtedness and other current liabilities of such corporation other than Funded Indebtedness, deferred income taxes, reserves which have been deducted pursuant to the above bullet point, general contingency reserves and reserves representing mere appropriations of surplus and liabilities to the extent related to intangible assets which are excluded in calculating Net Tangible Assets.

The definition of Net Tangible Assets excludes licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense and other like intangibles, treasury stock and unamortized discount and expense.

“Principal Property” means, as of any date, any building, structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by us or any Consolidated Subsidiary, and in each case the net book value of which as of such date exceeds 2% of Consolidated Net Tangible Assets as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders, other than any such land, building, structure or other facility or portion thereof which, in the opinion of our board of directors, is not of material importance to the business conducted by us and our Consolidated Subsidiaries, considered as one enterprise.

“Sale and Lease-Back Transactions” means any arrangement with any person providing for the leasing by us or a Consolidated Subsidiary of any Principal Property that we or such Consolidated Subsidiary has sold or transferred or is about to sell or transfer to such person. However, the definition does not include temporary leases for a term of not more than three years or transactions between us and a Consolidated Subsidiary.

Events of Default

An “Event of Default” is defined under the Indenture with respect to the notes as being:

•	our default in the payment of any installment of interest, when due, on any of the notes and which default continues for a period of 30 days;

•	our default in the payment, when due, of the principal of any of the notes, whether the default in payment is at maturity, upon redemption, by declaration or otherwise;

•

our default in the observance or performance of any other covenant or agreement contained in the Indenture, other than a default in the performance of a covenant or warranty that is specifically dealt with elsewhere in the Indenture, for a period of 90 days after written notice, as provided in the Indenture;

•	the occurrence of certain events of bankruptcy, insolvency or reorganization; or

•	our failure to comply with any other covenant the noncompliance with which would specifically constitute an Event of Default with respect to the notes.

If an Event of Default due to the default in payment of principal of, or interest on, the notes or due to the default in the performance of any covenants or agreements applicable to the notes but not applicable to all then-outstanding debt securities, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the notes may declare the principal of all notes and interest accrued thereon to be due and payable immediately.

If an Event of Default due to the default in the performance of any covenant or agreement in the Indenture applicable to all then-outstanding debt securities or due to certain events of bankruptcy, insolvency and reorganization occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding, treated as one class, may declare the principal of all debt securities and interest accrued thereon to be due and payable immediately.

Under certain circumstances, the holders of a majority in aggregate principal amount of the notes may rescind a declaration that the principal and accrued interest on the notes are due and payable immediately or waive a past default. However, such holders may not waive a continuing default in the payment of any principal of, or interest on, the notes other than any principal which becomes due solely as a result of such declaration.

The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction may not be in conflict with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee is entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by acting in compliance with any such direction.

We furnish to the Trustee annually a statement of certain of our officers to the effect that, to the best of their knowledge, we are not in default of the performance of the terms of the Indenture or, if they have knowledge that we are in default, specifying the default.

The Indenture provides that no holder of notes may institute any action against us under the Indenture, except actions for payment of overdue principal or interest, unless all of the following occurs:

•	the holder gives to the Trustee written notice of the continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of the notes make a written request to the Trustee to pursue the remedy;

•	such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, expenses or liabilities which may be incurred;

•	the Trustee does not comply with the request within 60 days after receiving the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such notes do not give the Trustee a direction that is inconsistent with the request.

The Indenture requires the Trustee to give all of the holders of outstanding notes notice of any default by us with respect to the notes, unless the default has been cured or waived. Except in the case of a default in the payment of principal of, and any premium or interest on, any outstanding notes, the Trustee is entitled to withhold such notice in the event the board of directors, the executive committee or a trust committee of directors or certain officers of the Trustee in good faith determines that withholding such notice is in the interest of the holders of the outstanding notes.

Discharge and Defeasance

The Indenture will cease to be of further effect for the notes, except for certain obligations listed below, if:

•	we pay or cause to be paid the principal of and interest on all of the notes as and when the same become due and payable;

•	all notes previously authenticated and delivered are delivered by us to the Trustee for cancellation; or

•

the notes have become due and payable, or by their terms, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption; and

•

we irrevocably deposit in trust with the Trustee, cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (which through the payment of interest and principal thereof in accordance with their terms will provide sufficient cash) or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, to pay principal and interest on all debt securities of such series when due and payable and any mandatory sinking fund payments when due and payable and

•	we also pay or cause to be paid all other sums payable by us under the Indenture with respect to the notes.

The Trustee will execute documents acknowledging the satisfaction and discharge of the Indenture with respect to the notes upon our presentation to the Trustee of certain officers’ certificates and counsel opinions as provided under the Indenture.

In addition to the discharge of the Indenture as described above, we will be deemed to have paid and discharged the entire indebtedness on all notes, except for certain obligations listed below, on the 121st day after the irrevocable deposit described below if:

•

we irrevocably deposit in trust with the Trustee solely for the benefit of the holders of the notes, cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (which through the payment of interest and the principal thereof in accordance with their terms will provide sufficient cash) or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, to pay the principal and interest on all debt securities of such series when due and payable and any mandatory sinking fund payments when due and payable;

•	such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•

we have delivered to the Trustee an officers’ certificate or an opinion of counsel satisfactory to the Trustee to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred; and

•

we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the defeasance have been complied with and the opinion of counsel also states that such deposit does not violate applicable law.

Our obligations under the Indenture for notes discharged in the manner described in this section of the prospectus continue with respect to:

•	the rights of registration of transfer and exchange of the notes and our rights of optional redemption, if any;

•	the substitution of mutilated, defaced, destroyed, lost or stolen notes;

•	the rights of holders of the notes to receive payments of principal and interest on the original stated due dates, but not upon acceleration;

•	the rights and immunities of the Trustee under the Indenture;

•	the rights of the holders of the notes with respect to the property deposited with the Trustee payable to all or any of them; and

•	our obligation to maintain certain offices and agencies with respect to the notes.

Applicable Law

The notes and the Indenture are governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Bank of New York (as successor to JPMorgan Chase Bank, N.A. and The Chase Manhattan Bank (National Association)) is the Trustee under the Indenture. From time to time, we and our subsidiaries maintain ordinary banking relationships with the Trustee.

Book-Entry; Delivery and Form

Except as set forth below, the exchange notes will be issued in registered global form in minimum denominations of $1,000. Exchange notes will be issued at the settlement of the exchange offer only pursuant to valid tenders of outstanding notes.

One or more global notes, which we refer to collectively as the global notes, will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the global notes. The notes will be issued only in the form of definitive global securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until they are exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Ownership of beneficial interests in the global notes will be limited to persons that have accounts with DTC for such global notes, who we refer to as participants, or persons that may hold interests through participants. Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the notes represented by such global note beneficially owned by such participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.

So long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the global notes will not be entitled to have notes represented by such global notes registered in their names, will not receive or be entitled to receive physical delivery of such notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any of the global notes desires to give or take any action that a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal and interest payments on interests represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of such global notes. None of ConAgra Foods, the Trustee or any other agent of ConAgra Foods or agent of the Trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of the global notes, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such global notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If DTC is at any time unwilling or unable to continue as depository for the global notes, and we fail to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, we will issue notes in definitive form in exchange for the global notes. Any notes issued in definitive form in exchange for the global notes will be registered in such name or names, and will be issued in denominations of $1,000 and integral multiples of $1,000 as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes.

DTC has advised us that DTC is a limited purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) directly or indirectly own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES

The following is a general summary of certain anticipated U.S. federal income tax consequences and, in the case of a non-U.S. holder (as defined below), certain anticipated U.S. federal estate tax consequences, to beneficial owners of outstanding notes whose outstanding notes are tendered and accepted in the exchange offer. This summary is based on the U.S. federal income and estate tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change or differing interpretation, possibly with retroactive effect. The summary is limited to exchanging beneficial owners of outstanding notes that have held the outstanding notes, and will hold the exchange notes, as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner of outstanding notes or to certain types of beneficial owners of outstanding notes that may be subject to special tax rules (such as banks, tax-exempt entities, insurance companies, S corporations, dealers in securities or currencies, traders in securities electing to mark to market, pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of pass-through entities, beneficial owners that incurred indebtedness to purchase or carry the outstanding notes, beneficial owners that hold the outstanding notes or will hold the exchange notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or beneficial owners that have a “functional currency” other than the U.S. dollar). No ruling has been or will be requested from the Internal Revenue Service (the “IRS” or “Service”) on any U.S. federal income or estate tax matter concerning the exchange offer and no assurance can be given that the Service or a court considering these issues will agree with the positions or conclusions discussed below.

ALL BENEFICIAL OWNERS OF OUTSTANDING NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE CONSEQUENCES TO THEM OF THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX LAWS.

U.S. Holders

The discussion below applies to you only if you are a U.S. holder. A “U.S. holder” is a beneficial owner of outstanding notes that is, for U.S. federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation, or other entity classified as a corporation for such purposes, created or organized in or under the laws of the United States or any State thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of the source of the income, or (d) a trust if (i) a court within the United States can exercise primary supervision over its administration and one or more “United States persons,” as defined in the Code, have the authority to control all of the substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a “United States person” under applicable regulations.

The Exchange. The exchange of outstanding notes for exchange notes will not constitute a taxable disposition of outstanding notes for U.S. federal income tax purposes because the exchange notes will not differ materially in kind or extent from the outstanding notes. As a result, a holder will not be required to recognize any gain or loss as a result of an exchange of outstanding notes for exchange notes. In addition, each holder will have the same adjusted issue price, adjusted basis and holding period in the exchange notes that it had in the outstanding notes immediately prior to the exchange, and the exchange notes will be subject to the original issue discount rules under the Code to the same extent, if any, that the outstanding notes were so subject.

Stated Interest. The stated interest on the exchange notes should be taxed as ordinary interest income that is included in the U.S. holder’s gross income in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Amortizable Bond Premium. If a U.S. holder’s adjusted tax basis in an exchange note immediately after the exchange exceeds the amount payable at maturity of the exchange note (or on an earlier call date if payment on that date would result in a smaller excess), the U.S. holder will be considered to have bond premium equal to such excess. It may be possible for the U.S. holder to elect to amortize this premium using a constant yield method over the term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the beneficial owner’s prior interest inclusions on the exchange note, and finally as a carryforward allowable against the beneficial owners’ future interest inclusions on the exchange note. A U.S. holder must reduce its tax basis in such exchange note by the amount of the premium so amortized. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the Service. U.S. holders should consult their own tax advisors concerning the computation and amortization of any bond premium on their exchange notes.

Market Discount. Accrued market discount on outstanding notes not previously treated as ordinary income by a U.S. holder will carry over to the exchange notes received in exchange therefor. A U.S. holder will be required to treat any gain on the sale, exchange, retirement or other taxable disposition of an exchange note as ordinary income to the extent of the accrued market discount on the exchange note unless such market discount has been previously included in income by the U.S. holder pursuant to an election to include the market discount in income as it accrues (under either a ratable or constant yield method).

Disposition of an Exchange Note. In general, subject to the discussion above regarding market discount, a U.S. holder’s disposition of an exchange note should result in capital gain or loss equal to the difference between the amount realized (except to the extent such amount is attributable to accrued but unpaid interest on the exchange note, which amount should be taxable as ordinary interest income) and the U.S. holder’s adjusted tax basis in such exchange note immediately before such disposition (which should reflect any market discount previously included in income). Capital gain or loss should be long-term capital gain or loss if at the time of the disposition the U.S. holder has held the exchange note for more than one year. Subject to limited exceptions, capital losses cannot be used to offset ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, which maximum tax rate presently is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011.

Backup Withholding. Payments of interest and payments of proceeds from any disposition of a exchange note may be subject to backup withholding tax at a current rate of 28% unless the exchanging U.S. holder (i) is a corporation or comes within certain other exempt categories and demonstrates that fact when required, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts deducted and withheld as backup withholding tax should generally be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, provided appropriate proof is provided under rules established by the Service. Moreover, certain penalties may be imposed by the Service on a U.S. holder that is required to supply information but that does not do so in the proper manner. U.S. holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

The following discussion applies to you if you are a beneficial owner of an outstanding note and you are not a U.S. holder (as defined above) and also are not a partnership or an entity or arrangement classified as a partnership for U.S. federal tax purposes (a “non-U.S. holder”). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the United States:

•	on at least 31 days in the calendar year, and

•

for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to U.S. federal income tax as if they were United States citizens.

The Exchange. The exchange of outstanding notes for exchange notes will not constitute a taxable disposition of outstanding notes for U.S. federal income tax purposes for the same reason, and with the same consequences, as discussed above under “U.S. Holders — The Exchange.”

U.S. Federal Withholding Tax on the Exchange Notes. Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax should not apply to payments by us or our exchange agent (in its capacity as such) of principal of and interest on the exchange notes under the “portfolio interest” exception of the Code, provided that in the case of interest:

•

you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code);

•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Code;

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•

you provide a signed written statement, on an Internal Revenue Service Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a “United States person” within the meaning of the Code and providing your name and address to:

(A) us or our exchange agent; or

(B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your exchange notes on your behalf and that certifies to us or our exchange agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our exchange agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or our exchange agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your exchange notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

U.S. Federal Income Tax on the Exchange Notes. Except for the possible application of U.S. federal withholding tax (see “— Non-U.S. Holders — U.S. Federal Withholding Tax on the Exchange Notes” above) and backup withholding tax (see “— Non-U.S. Holders — Backup Withholding and Information Reporting” below), you generally should not have to pay U.S. federal income tax on payments of principal of and interest on your exchange notes, or on any gain or accrued interest realized from the sale, redemption, retirement at maturity or other disposition of your exchange notes unless:

•	in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above;

•

in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Code); or

•

the interest or gain is effectively connected with your conduct of a U.S. trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” maintained by you.

If you are engaged in a trade or business in the U.S. and interest or gain in respect of your exchange notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” maintained by you), the interest or gain generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to a U.S. holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed Internal Revenue Service W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence.

U.S. Federal Estate Tax with respect to the Exchange Notes. If you are an individual and are not a U.S. citizen or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, your exchange notes generally will not be subject to the U.S. federal estate tax, if, at the time of your death:

•

you directly or indirectly, actually or constructively, own less than ten percent of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	your interest on the exchange notes is not effectively connected with your conduct of a U.S. trade or business; and

•	you are not subject to tax as an expatriate under section 877 of the Code during the year of your death.

Backup Withholding and Information Reporting. Under current Treasury regulations, backup withholding and information reporting should not apply to payments made by us or our exchange agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “— U.S. Federal Withholding Tax” above, and provided that neither we nor our exchange agent has actual knowledge that you are a U.S. holder (as described in “— U.S. Holders” above). However, we or our exchange agent may be required to report to the Service and you payments of interest on the exchange notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your exchange notes may be subject to information reporting and backup withholding tax at a current rate of 28%. If you dispose of your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally should not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you dispose of your notes through a non-U.S. office of a broker that:

•	is a “United States person” (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a disposition of your exchange notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN (or other applicable form) certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the Service.

ERISA CONSIDERATIONS

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code is based on ERISA and the Code, each as amended by the Pension Protection Act of 2006, judicial decisions, and United States Department of Labor (“DOL”) and IRS regulations and rulings that are in existence on the date of this prospectus. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the outstanding notes, the exchange notes or a particular investor. Accordingly, each prospective investor should consult with its own counsel in order to understand the issues that affect or may affect the investor with respect to this investment.

ERISA and the Code impose certain requirements on employee benefit plans subject to ERISA and plans subject to section 4975 of the Code (each such employee benefit plan or plan, a “Plan”), any entities whose underlying assets include plan assets by reason of a Plan’s investment in such entities, and on those persons who are “fiduciaries” with respect to Plans. In considering an investment of the assets of a Plan subject to Title I of ERISA in the exchange notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the exchange notes satisfies these requirements.

An investor who is considering acquiring exchange notes with the assets of a Plan must consider whether the acquisition and holding of the exchange notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in section 3(14) of ERISA or a “disqualified person” as defined in section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the outstanding notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration). A prohibited transaction under section 406(b) of ERISA or section 4975(c)(1)(E) or (F) of the Code generally will not occur with respect to a Plan investor’s acquisition or holding of exchange notes if (a) none of ConAgra Foods, the Trustee, dealer managers, exchange agent or information agent or any of their respective affiliates (the “Affected Persons”) is a “fiduciary” within the meaning of section 3(21) of ERISA or section 4975(e)(3) of the Code with respect to such investor or (b) the investment decision to acquire the exchange notes was made by a “fiduciary” within the meaning of section 3(21) of ERISA or section 4975(e)(3) of the Code with respect to such investor other than the Affected Persons and neither such fiduciary nor the investor has relied on any advice or recommendation from the Affected Persons as a basis for the decision to acquire the exchange notes.

ERISA and the Code contain certain exemptions from the prohibited transactions described above and the DOL has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in section 406(b) of ERISA and sections 4975(c)(1)(E) and (F) of the Code. Exemptions include section 408(b)(17) of ERISA and section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; DOL Prohibited Transaction Class Exemption (“PTCE”) 95-60 applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the exchange notes. Under section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such).

As a general rule, governmental plans (as defined in section 3(32) of ERISA) (“Governmental Plans”), church plans (as defined in section 3(33) of ERISA) that have not made an election under section 410(d) of the Code (“Church Plans”) and non-U.S. plans are not subject to the requirements of ERISA or section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. plan is not subject to ERISA or section 4975 of the Code, it may be subject to other U.S. federal, state, or local laws or non-U.S. laws that regulate its investments (a “Similar Law”). A fiduciary of a Governmental Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the exchange notes.

The exchange notes may be acquired by a Plan or an entity whose underlying assets include the assets of a Plan or by a Governmental Plan, a Church Plan, or a non-U.S. plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or section 4975 of the Code or a violation of Similar Law. Therefore, the outstanding notes may not be exchanged for exchange notes or transferred to any investor unless such investor represents to us that (A) (i) it is not (1) a Plan, (2) an entity whose underlying assets include the assets of a Plan, (3) a Governmental Plan, (4) a Church Plan or (5) a non-U.S. plan, (ii) it is a Plan or an entity whose underlying assets include the assets of a Plan that is either (1) acquiring the exchange notes in reliance on the availability of a prohibited transaction exemption contained in ERISA or the Code or granted by the DOL and the acquisition and holding of the exchange notes will not result in a non-exempt prohibited transaction under section 406(b) of ERISA or section 4975(C)(1)(E) or (F) of the Code or (2) it will provide an opinion of counsel satisfactory to us that such acquisition and holding is not a prohibited transaction under section 406 of ERISA or section 4975 of the Code, or (iii) it is a Governmental Plan, a Church Plan or a non-U.S. plan that is not subject to (1) ERISA, (2) section 4975 of the Code or (3) any Similar Law that prohibits or taxes (in terms of an excise or penalty tax) the acquisition of the exchange notes; and (B) it will notify us immediately if, at any time, it is no longer able to make the representations contained in clause (A) above. Any purported transfer of the exchange notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

The exchange offer is not a representation by us or the dealer managers that an acquisition of the exchange notes meets all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans or non-U.S. Plans or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan or non-U.S. Plan.

PLAN OF DISTRIBUTION

Under existing interpretations of the Staff of the SEC, the exchange notes would generally be freely tradable after the completion of the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any participant in the exchange offer who is an affiliate of ours or who intends to participate in the exchange offer for the purposes of distributing the exchange notes: (1) will not be able to rely on the interpretations of the Staff of the SEC; (2) will not be entitled to participate in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes, unless the sale or transfer is made pursuant to an exemption from those requirements. Each holder of outstanding notes who wishes to exchange outstanding notes for exchange notes pursuant to the exchange offer will be required to represent to us at the time of the consummation of the exchange offer that: (1) it is not an affiliate of ours; (2) it is not a broker-dealer tendering outstanding notes acquired directly from us for its own account; (3) the exchange notes to be received by it will be acquired in the ordinary course of its business; (4) it is not engaged and does not intend to engage in and has no arrangements or understandings with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes; and (5) it is not prohibited by any law or policy of the SEC from participating in the exchange offer. Our consummation of the exchange offer is subject to certain conditions described in the section “The Exchange Offer — Conditions” and in the registration rights agreement including, without limitation, our receipt of the representations from participating holders as described above and in the registration rights agreement.

In addition, in connection with any resales of the exchange notes, exchanging broker-dealers must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes with the prospectus contained in the exchange offer registration statement. As a result, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will furnish as many copies of this prospectus, as amended or supplemented, as any broker-dealer who notifies us that it is using this registration statement reasonably requests, for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will furnish as many copies of this prospectus, as amended or supplemented, as any broker-dealer who notifies us that it is using this registration statement reasonably requests, for use in connection with any such resale. We have agreed to pay all expenses incident to the exchange offer (including the attorneys’ fees of certain parties to the registration rights agreement) other than underwriting discounts and commissions, if any, relating to the sale or disposition of the outstanding notes by a holder of the outstanding notes, and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. We have also agreed to pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if: (1) certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered; (2) if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or (3) if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.

LEGAL MATTERS

Certain legal matters with respect to the validity of the exchange notes will be passed upon for us by Jones Day.

EXPERTS

The consolidated financial statements of ConAgra Foods, Inc. and its subsidiaries as of May 28, 2006 and for the year ended May 28, 2006, incorporated by reference herein, have been audited by KPMG LLP, an independent registered public accounting firm as stated in their report incorporated by reference herein.

The consolidated financial statements of ConAgra Foods, Inc. and subsidiaries as of May 29, 2005 and for each of the fiscal years ended May 29, 2005 and May 30, 2004, incorporated in this prospectus by reference from ConAgra Foods, Inc.’s Current Report on Form 8-K dated November 20, 2006 and the related financial statement schedule for each of the fiscal years ended May 29, 2005 and May 30, 2004 incorporated in this prospectus by reference from ConAgra Foods, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 28, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in methods of accounting for variable interest entities and asset retirement obligations in 2004), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We currently file reports and other information with the SEC in accordance with the Exchange Act. Such reports and other information (including the documents incorporated by reference into this prospectus) may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the public reference facilities of the SEC at its Washington, D.C. address. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies like us that file electronically with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	Annual Report on Form 10-K for the fiscal year ended May 28, 2006;

•

Quarterly Report on Form 10-Q for the period ended August 27, 2006, Quarterly Report on Form 10-Q for the period ended November 26, 2006 and Quarterly Report on Form 10-Q for the period ended February 25, 2007; and

•

Current Reports on Form 8-K filed on June 16, 2006, on Form 8-K filed on July 14, 2006, on Form 8-K filed on July 20, 2006, on Form 8-K/A filed on July 21, 2006, on Form 8-K filed on July 31, 2006, on Form 8-K filed on October 3, 2006, on Form 8-K filed on October 12, 2006, on Form 8-K filed on November 20, 2006, on Form 8-K filed on November 20, 2006, on Form 8-K filed on December 5, 2006, on Form 8-K filed on December 14, 2006, on Form 8-K filed on December 19, 2006 and on Form 8-K filed on January 11, 2007.

The Current Report on Form 8-K filed with the SEC on November 20, 2006 updates Items 6, 7 and 8 of the Annual Report on Form 10-K for the fiscal year ended May 28, 2006.

All documents filed by us pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the expiration date shall be deemed to be incorporated by reference in and made a part of this prospectus from the date of filing such documents. In no event, however, will any of the information that we furnish only under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may from time to time file with or furnish to the SEC be incorporated by reference into, or otherwise be included in, this prospectus.

Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.

We will provide you, without charge, with copies of any documents incorporated into this prospectus by reference if you request them in writing or by telephone from:

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102

Attention: Corporate Secretary

Telephone: (402) 595-4000

If you would like to request copies of these documents, please do so by June 14, 2007 in order to receive them before the expiration of the exchange offer.

$499,999,000

Offer to Exchange

All Outstanding 5.819% Senior Notes due 2017

for

5.819% Senior Notes due 2017

of

ConAgra Foods, Inc.

ConAgra Foods, Inc.

PROSPECTUS

May 23, 2007